NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of American Depositary Shares, each representing ten (10) Class A ordinary shares (the " American Depositary Shares") of Phoenix Tree Holdings Limited (the "Company") from listing and registration on the Exchange on May 4, 2021, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the American Depositary Shares are no longer suitable for continued listing and trading on the NYSE. On March 15, 2021 NYSE Regulation halted trading in the Company's American Depositary Shares and subsequently determined on April 6, 2021, that the Company is not suitable for listing pursuant to Section 802.01D of the NYSE Listed Company Manual. The Company has not provided information requested by NYSE Regulation in February and March 2021. Separately, it has also come to the attention of NYSE Regulation that the Company has failed to make timely, adequate, and accurate disclosures of information to its shareholders and the investing public. In addition, the Company is a late filer pursuant to Section 802.01E of the Manual as it failed to file the requisite Form 6-K containing semi-annual financial information required by Section 203.03 of the Manual by the specified date and did not make the required press release disclosure regarding this filing delinquency. The Exchange, on April 6, 2021, determined that the American Depositary Shares of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the American Depositary Shares from listing and registration on the NYSE. The Company was notified by letter on April 6, 2021. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on April 6, 2021. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the American Depositary Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.